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                                                                     EXHIBIT 5.1




                               September 29, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Synagro Technologies:  Registration Statement on Form S-3

Gentlemen:

          We have acted as counsel to Synagro Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of 600,000 shares of the Company's common stock, par value $.002 per share (the "Common Stock"). All of the shares (the "Shares") of Common Stock offered in the Prospectus included as part of the Registration Statement are being offered by certain of the Company's existing securityholders upon exercise of outstanding warrants of the Company.

          In rendering the opinions set forth below, we have examined the Restated Certificate of Incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that the Shares, when issued in accordance with the terms of the warrants they are underlying, will be validly issued, fully paid and nonassessable outstanding shares of the Company's Common Stock.

          We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                             Very truly yours,

                                             /s/ Porter & Hedges, L.L.P.

                                             PORTER & HEDGES, L.L.P.



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